Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the beneficial ownership by the undersigned of the securities of TriSalus Life Sciences, Inc. is being filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each of them shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person or entity contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other reporting persons, except to the extent that such person or entity knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

MATS WAHLSTRÖM

Date: August 21, 2023	/s/ Mats Wahlström

KERRY HICKS

Date: August 21, 2023	/s/ Kerry Hicks

HW INVESTMENT PARTNERS, LLC

Date: August 21, 2023	/s/ Kerry Hicks
By: Kerry Hicks, Co-Managing Member

/s/ Mats Wahlström
By: Mats Wahlström, Co-Managing Member